EXHIBIT 10.1                                                     August 15, 2005

DLI Holding Corp.,
    c/o Kelso & Company,
        320 Park Avenue, 24th Floor,
        New York, New York  10022.

Members of the Board of Directors:

      I am writing to follow up on the discussions of my continuing role within DLI Holding Corp. that were initiated by Philip Berney.

      It has been my privilege to serve as President and Chief Executive Officer of the Company. I believe, however, that it is in the Company's best interest for me to step aside and allow the succession plan that Mr. Berney has discussed with me to be effected.

      Accordingly, subject to your acceptance of the terms of this letter, I hereby resign from my positions as President and Chief Executive Officer. I look forward to continuing my service to the Company as a director and as a consultant on the terms set forth in the attached Annex.

      I appreciate the arrangements that you have offered in connection with my transition, which are memorialized in the attached Annex. On your acceptance by signature below, the Annex will become a binding agreement.

                                                          Very truly yours,


                                                          William McMenemy

Accepted and agreed,
including attached Annex:

DLI HOLDING CORP.


By:
   ------------------------------
   Name: Charles J. Hinkaty
   Title: Chief Operating Officer

DLI HOLDING LLC


By:
   ------------------------------
   Name: Philip Berney
   Title: President

cc: James J. Conners II
    (DLI Holding Corp.)

    Marc Trevino
    (Sullivan & Cromwell LLP)

    David Mason
    (Debevoise & Plimpton LLP)


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

                                                                           ANNEX


      This Annex sets forth the TRANSITION ARRANGEMENTS among DLI Holding Corp., a Delaware corporation (the "COMPANY"), DLI Holding LLC, a Delaware limited liability company (the "LLC") and William McMenemy ("McMenemy").

1. CONTINUING SERVICE AS A DIRECTOR

      McMenemy's resignation is effective on the close of business on August 19, 2005 (the "EFFECTIVE Date"), On the Effective Date, McMenemy will continue his service as a director of the Company but will cease to hold any position as an officer or employee of the Company, Del Laboratories, Inc., LLC or their respective affiliates (together, the "GROUP"). During his service as a director, the Company shall provide McMenemy with all rights and privileges it customarily affords to directors who are not then employees of a member of the Group or affiliated with Kelso & Company. No other action is required for McMenemy's resignation to become effective. Notwithstanding the preceding sentence, LLC reserves all rights to remove McMenemy as a director of the Company in accordance with the Stockholders Agreement, dated as of January 27, 2005 (as amended, supplemented or replaced from time to time, the "STOCKHOLDERS AGREEMENT") among LLC and certain employees (including McMenemy) listed on Schedule A thereto, at any time after the Effective Date.

2. TERMINATION OF EMPLOYMENT AGREEMENT

      McMenemy and the Company agree that the Employment Agreement, dated as of January 27, 2005 (the "EMPLOYMENT AGREEMENT"), between the Company and McMenemy is terminated in its entirety as of the Effective Date (notwithstanding anything in Section 9(c) to the contrary of the Employment Agreement). On the Effective Date, the Employment Agreement shall no longer define any right, obligation or privilege existing between McMenemy and the Company.

3. CONTINUING CONSULTING; NONCOMPETITION ARRANGEMENTS

      The parties agree to the provisions of Schedule A to these Transition Arrangements, which is a part of this agreement (the "CONSULTING/NONCOMPETITION SCHEDULE").

4. PAYMENTS AND BENEFITS

      The parties agree to the provisions of Schedule B to these Transition Arrangements, which is a part of this agreement (the "PAYMENTS AND BENEFITS SCHEDULE").

5. EQUITY INTERESTS

      The Company and McMenemy hereby amend the definition of "Qualifying Termination Date" in the Option Agreement to replace the term "termination of employment" with "separation from service (within the meaning of Section 409A)" and agree, in good faith, that McMenemy's separation from service within such meaning shall occur at such time as he ceases to serve as a director of the Company. Capitalized terms used in this paragraph but not otherwise defined in these Transition Arrangements have the meanings assigned in the Rollover Stock Option Agreement, dated January 27, 2005 (the "OPTION AGREEMENT"), between the Company and McMenemy.

      LLC hereby distributes 571.42 shares of common stock of the Company ("COMPANY STOCK") in full liquidation of the Common Units held by McMenemy (as contemplated by Section 7.2(c) of the LLC Agreement). The shares of Company Stock will be delivered to McMenemy on the date the Release referred to below becomes effective. McMenemy acknowledges that he retains 5,454.42 Operating Units and that all of his other Override Units will be forfeited on the Effective Date in accordance with Section 7.2 of the LLC Agreement. Capitalized terms used in this paragraph but not otherwise defined in these Transition Arrangements have the meanings assigned in the Limited Liability Company Agreement of LLC, dated January 27, 2005 (as amended, supplemented or replaced from time to time, the "LLC AGREEMENT").

      The Company desires to purchase all of McMenemy's Company Stock pursuant to Section 3.1 of the Stockholders Agreement, but it is agreed that the purchase would be imprudent in view of the financial condition (present or projected) of the Company as of the Effective Date. The Company agrees that, at such time as it exercises its rights to purchase the Company Stock, it shall do so for cash. No further notice or agreement is required to effect these purchases. At the reasonable request of McMenemy, the Company agrees to consult with him from to time to discuss the ability of the Company to purchase shares of his Company Stock pursuant to this Section. It is also agreed that the rights set forth in
Section 2 and 3 of the Stockholders Agreement shall commence, with respect to Company Stock issuable under an Option, at the time the Option is exercised.

      The terms of the LLC Agreement, Option Agreement and Stockholders Agreement continue in full force and effect (subject to the modifications provided in these Transition Arrangements).

6. PUBLIC STATEMENTS

      McMenemy and the Group agree to consult with each other as to the form, substance and timing of any press release or other public statement regarding the circumstances relating to McMenemy's tenure or resignation, and no public statement will be made by McMenemy or any member of the Group regarding such matters without the consent of the other, which will not be unreasonably withheld or delayed. However, the Group and McMenemy may make such disclosures as are required by law after reasonable efforts under the circumstances to consult with the other.

7. RELEASE; EFFECTIVENESS OF THESE ARRANGEMENTS

      In connection with McMenemy's resignation as an officer and employee, McMenemy is executing the attached Release and Waiver of Claims against the Group (the "RELEASE"). If McMenemy revokes the Release before it becomes irrevocable, these Transition Arrangements will become null and void.

8. MISCELLANEOUS

      These Transition Arrangements shall be subject to the Miscellaneous provisions of Schedule C attached hereto.


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

                                                SCHEDULE A TO
                                                MCMENEMY TRANSITION ARRANGEMENTS

               CONTINUING CONSULTING; NONCOMPETITION ARRANGEMENTS

1. CONSULTING

      McMenemy agrees to serve as a consultant to the Company, without payment of fees in addition to those provided for in the Payments and Benefits Schedule, for the 18-month period following the Effective Date (the "CONTINUATION PERIOD"). McMenemy's services as a consultant shall consist of providing strategic and similar advice (including advice with respect to any matter McMenemy worked on as an executive of the Company) to the Company's President and Chief Executive Officer, as such advice may requested from time to time. The Company agrees that McMenemy's services shall be structured so that they do not interfere with McMenemy's other activities (including any business activities permitted by Section 2 of this Consulting/Noncompetition Schedule) or require travel or any unreimbursed out-of-pocket expense.

2. NONCOMPETITION

      During the Continuation Period, McMenemy shall not become associated as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) that is actively engaged in any geographic area in which the Company or any of its subsidiaries does business during the 12 months the Effective Date in any business which is in competition with the business of the Company or any of its subsidiaries conducted during such period or any business proposed to be conducted by the Company or any of its subsidiaries in the Company's business plan as in effect as of the Effective Date (a "COMPETITIVE ENTERPRISE").

3. CONFIDENTIALITY

      Following the Effective Date, except to the extent required by law, rule, regulation or court order, McMenemy shall not, without prior written consent of the Company, disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the board of directors of the Company or management of the Company), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "CONFIDENTIAL INFORMATION") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of McMenemy's breach of this Section 3).

4. COMPANY PROPERTY

      Other than material provided to McMenemy in his capacity as a director of the Company (or material provided after the date of these Transition Arrangements to McMenemy as a consultant to the Company, which shall be subject to a separate confidentiality agreement), McMenemy agrees to return to the Company all property of the Company or any of its subsidiaries, and all copies thereof (in whatever media) currently in McMenemy's possession or under his control.

5. OWNERSHIP OF DEVELOPMENTS

      McMenemy hereby agrees that the Company shall own all right, title and interest in and to all ideas, programs, systems, processes, discoveries, inventions and information whether or not patentable or copyrightable, which McMenemy. either alone or jointly with others, conceived, made, developed, acquired or reduced to practice, in whole or in part, during the period he was employed by the Company, which are unique to the Company's business or are used by the Company, or arise out of or in connection with the duties previously performed by McMenemy as an employee of the Company (collectively "DEVELOPMENTS"). McMenemy has fully disclosed to the Company, or any persons designated by it, any and all Developments conceived, made, developed, learned or reduced to practice by McMenemy, either alone or jointly with others during the Employment Period. McMenemy hereby assigns all right, title and interest in and to any and all of these Developments to the Company. McMenemy shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. McMenemy hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact, coupled with an interest, to act for and in McMenemy's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by McMenemy. In addition, and not in contravention of any of the foregoing, McMenemy acknowledges that all original works of authorship which were made by him (solely or jointly with others) within the scope of employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C.A. ss. 101).

6. NON-SOLICITATION OF EMPLOYEES

      During the Continuation Period, McMenemy shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, offer employment to any person who is or was employed by the Company or such subsidiary or encourage such person to resign from employment with the Company or such subsidiary unless, at the time of such employment, offer or encouragement, such person shall have ceased to be employed by such entity for a period of at least six months. General advertisement in media, or solicitation by persons indirectly supervised by McMenemy will not violate this covenant unless the identity of the employee was provided by McMenemy.


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

7. NON-SOLICITATION OF CLIENTS

      During the Continuation Period, McMenemy shall not solicit any Client to cease doing business with the Company or to do business with a Competitive Enterprise of a type the Client does with the Company. "CLIENT" shall mean any person, firm or corporation which is, or during the twelve-month period preceding the Effective Date was, a customer, client or distributor of the Company or any of its subsidiaries.

8. INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS

      McMenemy acknowledges and agrees that the covenants and obligations of McMenemy with respect to noncompetition, nonsolicitation, confidentiality, Company property and ownership of developments relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, McMenemy agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) straining McMenemy from committing any violation of the covenants or obligations contained in this Consulting/Noncompetition Schedule. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Consulting/Noncompetition Schedule, McMenemy represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.


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

                                                SCHEDULE B TO
                                                MCMENEMY TRANSITION ARRANGEMENTS

                              PAYMENTS AND BENEFITS

1. PAYMENTS

      The Company agrees to pay McMenemy an amount equal to (1) the amount of accrued but unpaid salary through the Effective Date, PLUS (2) $203,384 (in respect of all accrued but unpaid vacation), on the date the Release becomes effective.

      In addition, subject to Section 3 of this Payments and Benefits Schedule, the Company agrees to pay McMenemy $69,402 monthly for eighteen months, beginning on the date the Release becomes effective (the "UNVESTED PAYMENTS"). For the avoidance of doubt, the parties have terminated the deferred compensation arrangements reflected in the Employment Agreement in compliance with IRS Notice 2005-1. The Unvested Payments represent the amounts previously deferred under the Employment Agreement and are being paid (and included in income) as such amounts become earned and vested in accordance with Q/A 20 of the Notice.

      In addition, the Company agrees (1) to continue McMenemy's automobile and garage allowance for three months following the Effective Date and, at the end of that period, to permit McMenemy to purchase his allowed automobile from the Company for its then-fair market value and (2) pay or reimburse McMenemy for costs related to the legal advice he has received in connection with entering into these Transition Arrangements and the other transactions contemplated hereby (not to exceed $25,000), in full satisfaction of any obligation of the Company to pay legal expenses in connection with these Transition Arrangements under Section 6 of Schedule C to these Transition Arrangements.

2. BENEFITS

      The Company agrees to pay McMenemy amounts that are vested or that McMenemy is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination of employment with the Company without regard to the performance by McMenemy of further services or the resolution of a contingency, including, but not limited to, rights to continuation coverage under any group health plan as required by
Section 4980B of the Internal Revenue Code (the "CODE") and payment of any salary or other compensation electively deferred by Executive in accordance with the terms of any applicable deferred compensation plan (the "VESTED BENEFITS"). For the avoidance of doubt, the Vested Benefits do not include any rights under the Employment Agreement.

      The Company agrees to pay McMenemy continued health insurance coverage for McMenemy and his eligible dependants for thirty-six months following the Effective Date, on the same terms (including costs) as in effect immediately before the date of these Arrangements (the "BENEFITS CONTINUATION"). To the extent that McMenemy obtains alternative benefit coverage from a new employer (whether as an employee, consultant or otherwise) of the type or types provided to McMenemy hereunder, such type or types of Benefit Continuation hereunder shall cease immediately upon the date such alternative coverage is obtained or, in the case of any medical benefits, the date that any applicable waiting periods or pre-existing condition exclusions under such alternative coverage expire. For the avoidance of doubt, any period during which McMenemy is eligible for continuation coverage under any group health plan as required by Section 4980B of the Code will run concurrently with the period of Benefit Continuation.

3. UNVESTED PAYMENTS CONTINGENT ON NONCOMPETITION

      McMenemy and the Company agree that McMenemy's right to receive the Unvested Payments is conditional and contingent on his material compliance with the Section 2 of the Consulting/Noncompetition Schedule. If, after written notice by the Company to McMenemy and a 15-day period to cure, McMenemy continues to materially breach Section 2 of the Consulting/Noncompetition Schedule, the Company's obligation to pay any Unvested Payments not yet due will terminate.

4. TREATMENT UNDER OTHER AGREEMENTS

      McMenemy's resignation from his position as President and Chief Executive Officer of the Company will be treated as a resignation of employment for "Good Reason" for purposes of all agreements with a member of the Group.


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

                                                SCHEDULE C TO
                                                MCMENEMY TRANSITION ARRANGEMENTS

                                  MISCELLANEOUS

1. AMENDMENTS

      These Transition Arrangements may not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

2. SUCCESSION AND ASSIGNMENT

      The provisions of these Transition Arrangements shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that the Company may not assign these Transition Arrangements or any of its rights, interests, or obligations hereunder without the consent of McMenemy and provided, further, McMenemy may not assign these Transition Arrangements nor his rights, interests, or obligations hereunder.

3. NO MITIGATION

      Except as explicitly set forth herein, payments under these Transition Arrangements are not subject to mitigation or other reduction for any compensation or benefits earned by McMenemy from McMenemy's employment or self-employment after termination of his position as President and Chief Executive Officer of the Company.

4. GOVERNING LAW

      These Transition Arrangements and the rights and obligations of the parties hereunder by, construed and interpreted in accordance with, the laws of the State of New York without giving effect to the choice of law principles thereof.

5. DISPUTE RESOLUTION

      Any claim or controversy arising out of or relating to these Transition Arrangements or any breach thereof, except with respect to Schedule B hereof, shall be settled by New York, NY in accordance with the employment dispute resolution rules established by the American Arbitration Association. The cost of such arbitration shall be borne equally between McMenemy and the Company, except as set forth in Section 6 of this Schedule C.

6. LEGAL FEES

      The Company shall pay McMenemy's legal fees and expenses (including a payment for taxes incurred as a result of such payment of fees and expenses) in connection with (i) the negotiation, drafting, implementation and any amendment of these Transition Arrangements; and (ii) to the extent the McMenemy prevails on a material claim against the Company, the enforcement of the Transition Arrangements.

7. INVALIDITY OF PROVISION; REFORMATION

      The invalidity or unenforceability of any provision of these Transition Arrangements in any jurisdiction shall not affect the validity or enforceability of the remainder of these Transition Arrangements in that jurisdiction or the validity or enforceability of these Transition Arrangements, including that provision, in any other jurisdiction. It is expressly understood and agreed that although McMenemy and the Company consider the restrictions contained in this
Section 8 to be reasonable, if a final determination is made by an arbitrator to whom the parties have mutually agreed to assign the matter or a court of competent jurisdiction that any restriction contained in these Transition Arrangements is an unenforceable restriction against McMenemy, the provisions of these Transition Arrangements shall not be rendered void but shall be reformed to apply as to such maximum lime and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in these Transition Arrangements is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the-enforceability of any of the other restrictions contained herein.

8. WAIVER

      Waiver by any party hereto of any breach or default by of these Transition Arrangements shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of these Transition Arrangements shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

9. NOTICES

      All notices, requests, demands, waivers and other communications required or permitted to be given under these Transition Arrangements shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

      If to the Company:

      DLI Holding Corp.
      c/o Kelso & Company
      320 Park Avenue, 24th Floor
      New York, New York 10022
      Fax: 212-223-2379
      Attention: James J. Connors II, Esq.

      If to McMenemy to him at his most recent home address as shown on the books and records of the Company,


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

      with a copy to:

      Sullivan & Cromwell LLP
      125 Broad Street
      New York, New York 10004
      Fax: 212-558-3588
      Attention: Marc Trevino, Esq.

      All such notices, requests, demands, waivers and other communications shall be deemed to have been received (a) if by personal delivery, on the day delivered, (b) if by certified or registered mail, on the fifth business day after the mailing thereof, (c) if by next-day or overnight mail or delivery, on the day delivered or (d) if by fax, on the day delivered, provided that such delivery is confirmed.

10. HEADINGS

      The headings to Sections in these Transition Arrangements are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

11. COUNTERPARTS

      These Transition Arrangements may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the

12. SECTION 409A OF THE CODE

      These Transition Arrangements and each other agreement between the McMenemy and the Company are intended to not be subject to Section 409A(a)(1) of the Code. However, Section 409A of the Code is new and is subject to limited legislative history or regulatory interpretation. To the extent any provision of these Transition Arrangements or such other agreement would be potentially subject to Section 409A(a)(1) it is hereby superseded and modified to the extent necessary so as not to be subject to Section 409A(a)(1)(such modification to have the minimum economic effect necessary and to be determined in the good faith between the Company and McMenemy). The Company and McMenemy agree to make good faith efforts to amend the text of the other provisions of these Transition Arrangements to reflect the foregoing sentence.

13. WITHHOLDING

      Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.


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